ACQUISITION AGREEMENT

     Agreement dated as of July 13, 1999 between POPstar
     Communications, Inc., a Nevada corporation ("POPS"), and
     POPstar Global Communications Inc., a British Virgin
     Islands corporation ("POPstar").

     The parties agree as follows:

     1.   THE ACQUISITION.

          1.1 Purchase and Sale Subject to the Terms and Conditions of this Agreement. At the Closing to be held as provided in Section 2, POPS shall deliver the POPS Shares (defined below) to the shareholders of POPstar, and the shareholders of POPstar shall accept the POPS Shares from POPS, free and clear of all Encumbrances other than restrictions imposed by Federal and State securities laws.

          1.2 Purchase Price. POPS will exchange 12,885,000 shares of its restricted common stock (the "POPS Shares") for all of the outstanding common shares and preferred shares of POPstar (the "POPstar Shares"). The POPS Shares shall be issued and delivered to the Shareholders of POPstar as set forth in Exhibit "A" hereto.

     2.   THE CLOSING.

          2.1 Place and Time. The closing of the sale and exchange of the POPS Shares for the POPstar Shares (the "Closing") shall take place at the Law Offices of M. Richard Cutler, 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660 no later than the close of business (Orange County California time) on July 20, 1999, or at such other place, date and time as the parties may agree in writing.

          2.2        Deliveries by POPstar. At the Closing,
                     POPstar shall deliver the following to POPS:

                     a.         Certificates representing the
                                POPstar Shares, duly endorsed
                                for transfer to POPS and
                                accompanied by any applicable
                                stock transfer tax stamps;
                                POPstar shall immediately
                                change those certificates for,
                                and to deliver to POPS at the
                                Closing, a certificate
                                representing the POPstar Shares
                                registered in the name of POPS
                                (without any legend or other
                                reference to any Encumbrance).


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	             b.        The documents contemplated by Section 3.

                     c.         All other documents,
                                instruments and writings
                                required by this Agreement to
                                be delivered by POPstar at the
                                Closing and any other documents
                                or records relating to
                                POPstar's business reasonably
                                requested by POPS in connection
                                with this Agreement.

          2.3 Deliveries by POPS. At the Closing, POPS shall deliver the following to POPstar:

           	     a..	The POPS Shares for further delivery to
                     	 	the POPstar shareholders as contemplated by section 1.

                     b.         The documents contemplated by
                                Section 4.

                     c.         All other documents,
                                instruments and writings
                                required by this Agreement to
                                be delivered by POPS at the
                                Closing.

     3.   CONDITIONS TO POPS' OBLIGATIONS.

     The obligations of POPS to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by POPS:

          3.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits POPS' acquisition of the POPstar Shares or that will require any divestiture as a result of POPS' acquisition of the POPstar Shares or that will require all or any part of the business of POPS to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on POPS or POPstar if this Agreement is consummated shall be pending.

          3.2        Representations, Warranties and
                     Agreements. (a) The representations and warranties of POPstar set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) POPstar shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) POPS shall have received a certificate to that effect signed by an authorized representative of POPstar.


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          3.3        Regulatory Approvals.  All licenses,
                     authorizations, consents, orders and
                     regulatory approvals of Governmental
                     Bodies necessary for the consummation of POPS' acquisition of the POPstar Shares shall have been obtained and shall be in full force and effect.

     4.   CONDITIONS TO POPSTAR'S OBLIGATIONS.

     The obligations of POPstar to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by POPstar:

          4.1 No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that prohibits POPS' acquisition of the POPstar Shares or POPstar's acquisition of the POPS Shares or that will require any divestiture as a result of POPS' acquisition of the Shares or POPstar's acquisition of the POPS Shares or that will require all or any part of the business of POPS or POPstar to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on POPS or POPstar if this Agreement is consummated shall be pending.

          4.2        Representations, Warranties and
                     Agreements. (a) The representations and warranties of POPS set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time, (b) POPS shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing and (c) POPstar shall have received a certificate to that effect signed by an authorized representative of POPS.

          4.3 Legal Opinion. POPstar shall have received an opinion from appropriate counsel to POPS dated the Closing Date, to the effect that POPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority to own, lease and operate its properties and corporate power to carry on its business as now being conducted; all of the outstanding shares of POPS are duly and validly issued, fully paid and non-assessable and the issuance of such shares has complied with the applicable Federal and State securities laws and the regulations promulgated thereunder; POPS is duly qualified and in good standing as a domestic corporation and is authorized to do business in all states or other jurisdictions in which such qualification or authorization is necessary and there has not been any claim


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		     by any other state
                     of jurisdiction to the effect that POPS is required to qualify or otherwise be authorized to do business as a foreign corporation therein; all persons who have executed or will execute this Agreement on behalf of POPS or its Shareholders have been duly authorized to do so; to the best knowledge of such counsel there is no action, suit or proceeding and no investigation by any governmental agency pending or threatened against POPS or the assets or business of POPS that could have a materially adverse effect on the financial condition of POPS or POPstar.
                     Such counsel shall also opine as to the
                     tradability of all free trade Shares of POPS.

          4.4 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of POPS' acquisition of the POPstar Shares and POPstar's acquisition of the POPS Shares shall have been obtained and shall be in full force and effect.

          4.5 Resignations of Director. All directors of POPS whose resignations shall have been requested by POPstar not less than ten Business Days before the Closing Date shall have submitted their resignations or been removed effective as of the Closing Date.

     5.   REPRESENTATIONS AND WARRANTIES OF POPSTAR.

     POPstar represents and warrants to POPS that, to the Knowledge of POPstar (which limitation shall not apply to Section 5.3), and except as set forth in the POPstar
     Disclosure Letter:

          5.1        Organization of POPstar; Authorization.
                     POPstar is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of POPstar and this Agreement constitutes a valid and binding obligation of POPstar; enforceable against it in accordance with its terms.

          5.2 Capitalization. The authorized capital stock of POPstar consists of 110,000,000 authorized shares, consisting of 100,000,000 common stock, no par value, and 10,000,000 preferred shares, no par value, of which 10,510,000 common shares and 2,375,000 preferred shares are presently issued and outstanding. No shares have been registered under state or federal securities laws. As of the Closing Date, all of the issued and


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                     outstanding shares of common stock of
                     POPstar are validly issued, fully paid and non-assessable. Except with respect to
                     (i) Employee Stock Options for an
                     aggregate of 757,500 common shares; (ii)
                     6,000,000 common shares reserved to be
                     issued in connection with existing stock purchase agreements which are amended to reflect common shares as of the date hereof; and (iii) an obligation of POPstar (after this reorganization) to issue an aggregate of 10,000 restricted shares to legal counsel in consideration for legal services; as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of POPstar obligating POPstar to issue any additional shares of common or preferred stock or any of its securities of any kind. Except as otherwise set forth herein, POPstar will not issue any shares of capital stock from the date of this Agreement through the Closing Date.

          5.3 No Conflict as to POPstar. Neither the execution and delivery of this Agreement nor the consummation of the sale of the POPstar Shares to POPS will (a) violate any provision of the certificate of incorporation or by-laws of POPstar or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which POPstar is a party or
                     (c) violate any statute or law or any
                     judgment, decree, order, regulation or
                     rule of any court or other Governmental
                     Body applicable to POPstar.

          5.4 Ownership of POPstar Shares. The delivery of certificates to POPS provided in
                     Section 2.2 and the payment to POPstar
                     provided in Section 2.3 will result in
                     POPS' immediate acquisition of record and beneficial ownership of the POPstar Shares, free and clear of all Encumbrances subject to applicable State and Federal securities laws. Except as set forth in
                     Section 5.2, there are no outstanding
                     options, rights, conversion rights,
                     agreements or commitments of any kind
                     relating to the issuance, sale or transfer of any Equity Securities or other securities of POPstar.

          5.5        No Conflict as to POPstar and
                     Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the sale of the POPstar Shares to POPS will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of POPstar or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of POPstar or any of its

		     Subsidiaries under,
                     any material agreement or commitment to
                     which POPstar or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of POPstar or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to POPstar or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or
                     Encumbrances described in clause (b) of
                     this Section 5.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of POPstar and its
                     Subsidiaries, taken as a whole.

          5.6 Consents and Approvals of Governmental Authorities. Except with respect to applicable State and Federal securities laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by POPstar or POPS or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by POPstar or the consummation of the sale of the POPstar Shares to POPS.

          5.7 Other Consents. Other than the consent of the holders of the preferred shares of POPstar, no consent of any Person is required to be obtained by POPstar or POPS to the execution, delivery and performance of this Agreement or the consummation of the sale of the POPstar Shares to POPS, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of POPstar or POPS.

          5.8        Financial Statements. POPstar has
                     delivered to POPS consolidated balance
                     sheets of POPstar and its Subsidiaries as at May 31, 1999, and statements of income and changes in financial position for the period from inception to the period then ended, together with the report thereon of POPstar's independent accountant (the "POPstar Financial Statements"). Such POPstar Financial Statements are internally prepared and unaudited but fairly present the consolidated financial condition and results of operations of POPstar and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto.


          5.9 Title to Properties. Either POPstar or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the POPstar Financial Statements (except for property sold since the date of the POPstar Financial Statements in the ordinary course of business or leased under capitalized leases), and all the material properties and assets purchased or otherwise acquired by POPstar or any of its Subsidiaries since the date of the POPstar Financial Statements. All properties and assets reflected in the POPstar Financial Statements are free and clear of all material Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the POPstar Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and all of which are listed in the POPstar Disclosure Letter, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the POPstar Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property,
                     (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of POPstar or any of its Subsidiaries and
                     (ii) zoning laws that do not impair the
                     present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of POPstar and its Subsidiaries include all rights, properties and other assets necessary to permit POPstar and its Subsidiaries to conduct POPstar's business in all material respects in the same manner as it is conducted on the date of this Agreement.

          5.10 Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by POPstar or its Subsidiaries are, in all respects material to the business or financial condition of POPstar and its Subsidiaries, taken as a whole, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. POPstar has not received notification that it or any of its Subsidiaries is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of POPstar and its Subsidiaries, taken as a whole or which would require a payment by POPstar or POPS or any of their subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

          5.11 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by POPstar or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor, which action is likely to have a material adverse effect on the business or financial condition of POPS and its Subsidiaries, taken as a whole.

          5.12 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving POPstar or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of POPstar, POPS and any of their Subsidiaries, taken as whole, or which would require a payment by POPstar or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither POPstar nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of POPstar, POPS or any of their Subsidiaries, taken as a whole, or which would require a payment by POPstar or its subsidiaries in excess of $2,000 in the aggregate.

          5.13 Absence of Certain Changes. Except as set forth in Section 5.13 of the POPstar Disclosure Letter, since the date of the POPstar Financial Statements, neither POPstar nor any of its Subsidiaries has:

                     a.         suffered the damage or
                                destruction of any of its
                                properties or assets (whether
                                or not covered by insurance)
                                which is materially adverse to
                                the business or financial
                                condition of  POPstar and its
                                Subsidiaries, taken as a whole,
                                or made any disposition of any
                                of its material properties or
                                assets other than in the
                                ordinary course of business;

                    b.         made any change or amendment in
                               its certificate of incorporation
                               or by-laws, or other governing
                               instruments;

                    c.         issued or sold any Equity
                               Securities or other securities,
                               acquired, directly or
                               indirectly, by redemption or
                               otherwise, any such Equity
                               Securities, reclassified,
                               split-up or otherwise changed
                               any such Equity Security, or
                               granted or entered into any
                               options, warrants, calls or
                               commitments of any kind with
                               respect thereto;

                    d.         organized any new Subsidiary or
                               acquired any Equity Securities
                               of any Person or any equity or
                               ownership interest in any
                               business;

                    e.         borrowed any funds or incurred,
                               or assumed or become subject to,
                               whether directly or by way of
                               guarantee or otherwise, any
                               obligation or liability with
                               respect to any such indebtedness
                               for borrowed money;

                    f.         paid, discharged or satisfied
                               any material claim, liability or
                               obligation (absolute, accrued,
                               contingent or otherwise), other
                               than in the ordinary course of
                               business;

                    g.         prepaid any material obligation
                               having a maturity of more than
                               90 days from the date such
                               obligation was issued or
                               incurred;

                    h.         canceled any material debts or
                               waived any material claims or
                               rights, except in the ordinary
                               course of business;

                    i.         disposed of or permitted to
                               lapse any rights to the use of
                               any material patent or
                               registered trademark or
                               copyright or other intellectual
                               property owned or used by it;

                    j.         granted any general increase in
                               the compensation of officers or
                               employees (including any such
                               increase pursuant to any
                               employee benefit plan);

                    k.         purchased or entered into any
                               contract or commitment to
                               purchase any material quantity
                               of raw materials or supplies, or
                               sold or entered into any
                               contract or commitment to sell
                               any material quantity of
                               property or assets, except (i)
                               normal contracts or commitments
                               for the purchase of, and normal
                               purchases of, raw materials or
                               supplies, made in the ordinary
                               course business, (ii) normal
                               contracts or commitments for the
                               sale of, and normal sales of,
                               inventory in the ordinary course
                               of business, and (iii) other
                               contracts, commitments,
                               purchases or sales in the
                               ordinary course of business;

                    l.         made any capital expenditures or
                               additions to property, plant or
                               equipment or acquired any other
                               property or assets (other than
                               raw materials and supplies) at a
                               cost in excess of $100,000 in
                               the aggregate;

                    m.         written off or been required to
                               write off any notes or accounts
                               receivable in an aggregate
                               amount in excess of  $2,000;

                    n.         written down or been required to
                               write down any inventory in an
                               aggregate amount in excess of  $
                               2,000;

                    o.         entered into any collective
                               bargaining or union contract or
                               agreement; or

                    p.         other than the ordinary course
                               of business, incurred any
                               liability required by generally
                               accepted accounting principles
                               to be reflected on a balance
                               sheet and material to the
                               business or financial condition
                               of  POPstar and its subsidiaries
                               taken as a whole.

        5.14 No Material Adverse Change. Since the date of the POPstar Financial Statements, there has not been any material adverse change in the business or financial condition of POPstar and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States precious coins, collectibles and metals industry.

        5.15 Contracts and Commitments. Except as set forth in Section 5.15 of the POPstar Disclosure Letter, neither POPstar nor any of its Subsidiaries is a party to any:

	 a. Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of POPstar or one of its Subsidiaries of more than $25,000 and not cancelable by POPstar or the relevant Subsidiary (without liability to POPstar or such Subsidiary) within 60 days;

         b. Except with respect to the lease on its business location, lease of personal property involving annual rental payments in excess of $25,000 and not cancelable by POPstar or the relevant Subsidiary (without liability to POPstar or such Subsidiary) within 90 days;

         c. Except with respect to the options referenced above, Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of POPstar or any of its Subsidiaries;

         d. Commitment, contract or agreement that is currently expected by the management of POPstar to result in any material loss upon completion or performance thereof;

         e. Contract, agreement or commitment that is material to the business of POPstar and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

         f.         Employment agreement or other similar
                    agreement that contains any severance or termination pay, liabilities or obligations.

     All such contracts and agreements are in full force and effect. Neither POPstar nor any of its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which POPstar or any of its Subsidiaries is a party or is or may be bound that relates to the business of POPstar or any of its Subsidiaries or to which any of the assets or properties of POPstar or any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of POPstar and its Subsidiaries, taken as a whole. POPS has not guaranteed or assumed and specifically does not guarantee or assume any obligations of POPstar or any of its Subsidiaries.

        5.16 Labor Relations. Neither POPstar nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of POPstar and its Subsidiaries, taken as a whole, (a) POPstar and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against POPstar or any of its Subsidiaries pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against POPstar or any of its Subsidiaries, (d) no representation question exists respecting the employees of POPstar or any of its Subsidiaries, (e) neither POPstar nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of POPstar or any of its Subsidiaries is currently being negotiated.

        5.17 Employee Benefit Plans. No material employee pension and welfare benefit plans covering employees of POPstar is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

        5.18 Compliance with Law. The operations of POPstar and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of POPstar and its Subsidiaries, taken as a whole, or which would not require a payment by POPstar or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither POPstar nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. POPstar and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

        5.19        Tax Matters.

         a. POPstar and each of its Subsidiaries (1) has filed all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only POPstar and/or its Subsidiaries and not Seller or its other Affiliates (for the purposes of this Section 5.19, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and has paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and
                    (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all

                    Taxes required to be paid by it with
                    respect to the periods covered by such Tax
                    Returns; (B) all such Tax Returns filed
                    pursuant to clause (A) after the date
                    hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

         b. All consolidated or combined Tax Returns (except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of POPstar or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions of POPstar and Subsidiaries have been properly included and reflected thereon. POPstar shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of POPstar or any
                    Subsidiary, with respect to any taxable
                    year or the portion thereof ending on or prior to the Closing Date, including, without limitation, POPstar's consolidated federal income tax return for such taxable years. POPstar will timely file a consolidated federal income tax return for the taxable year ended December 31, 1998 and such return shall include and reflect the income, activities, operations and transactions of POPstar and Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of POPstar and Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (b) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to POPstar or any of its Subsidiaries and do not generally relate to matters affecting other members of POPstar's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. POPstar has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

         c.         Neither  POPstar nor any of its
                    Subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

         d. Neither POPstar nor any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consent under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.


         e. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to POPstar or its Subsidiaries, or their assets or operations and no power of attorney granted by POPstar or any of its Subsidiaries with respect to any Tax matter is currently in force.

         f. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to POPstar, its Subsidiaries or their assets or operations.

         g. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

         h. No property of POPstar is "tax-exempt use property " within the meaning of Section 168(h) of the Code nor property that POPstar and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

         i. There have been delivered or made available to POPS true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by POPS as may be relevant to POPstar, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

         j. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of POPstar or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

        5.20        Environmental Matters.

                    a.         At all times prior to the date
                               hereof, POPstar and its
                               Subsidiaries have complied in
                               all material respects with
                               applicable environmental laws,
                               orders, regulations, rules and
                               ordinances relating to the
                               Properties (as hereinafter
                               defined), the violation of which
                               would have a material adverse
                               effect on the business or
                               financial condition of  POPstar
                               and its Subsidiaries, taken as a
                               whole, or which would require a
                               payment by  POPstar or its
                               Subsidiaries in excess of
                               $2,000 in the aggregate, and
                               which have been duly adopted,
                               imposed or promulgated by any
                               legislative, executive,
                               administrative or judicial body
                               or officer of any Governmental
                               Body.

                    b.         The environmental licenses,
                               permits and authorizations that
                               are material to the operations
                               of POPstar and its Subsidiaries,
                               taken as a whole, are in full
                               force and effect.

                    c.         Neither  POPstar nor any of its
                               Subsidiaries has released or
                               caused to be released on or
                               about the properties currently
                               owned or leased by  POPstar or
                               any of its Subsidiaries (the
                               "Properties") any (i)
                               pollutants, (ii) contaminants,
                               (iii) "Hazardous Substances," as
                               that term is defined in Section
                               101(14) of the Comprehensive
                               Environmental Response Act, as
                               amended or (iv) "Regulated
                               Substances," as that term in
                               defined in Section 9001 of the
                               Resource Conservation and
                               Recovery Act, 42 U.S.C. Section
                               6901, et seq., as amended, which
                               would be required to be
                               remediated by any governmental
                               agency with jurisdiction over
                               the Properties under the
                               authority of laws, regulations
                               and ordinances as in effect
			       and
                               currently interpreted on the
                               date hereof, which remediation
                               would have a material adverse
                               effect on the business or
                               financial condition of POPstar
                               and its Subsidiaries, taken as a
                               whole.

        5.21 Brokers or Finders. POPstar has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the POPstar Shares to POPS.

        5.22        Absence of Certain Commercial Practices.
                    Neither  POPstar nor any of its
                    Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of POPstar or its Subsidiaries, which POPstar or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither POPstar nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

        5.23        Transactions with Directors and Officers.
                    Except as set forth in Section 5.23 of the POPstar Disclosure Letter, POPstar and its Subsidiaries do not engage in business with any Person in which any of POPstar's directors or officers has a material equity interest. No director or officer of POPstar owns any property, asset or right which is material to the business of POPstar and its Subsidiaries, taken as a whole.

        5.24 Borrowing and Guarantees. Except as set forth in Section 5.24 of the POPstar Disclosure Letter, POPstar and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

     6. REPRESENTATIONS AND WARRANTIES OF POPS.

     POPS represents and warrants to POPstar that, to the Knowledge of POPS (which limitation shall not apply to Section 6.3), and except as set forth in the POPS
     Disclosure Letter:

        6.1         Organization of POPstar; Authorization.
                    POPS is a corporation duly organized,
                    validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of POPS and this Agreement constitutes a valid and binding obligation of POPS; enforceable against it in accordance with its terms.

        6.2 Capitalization. The authorized capital stock of POPS consists of 50,000,000 shares of common stock, par value $.001 per share, and no shares of preferred stock. As of the date of this Agreement, POPS has 5,800,000 shares of common stock issued and outstanding. Prior to the Closing, POPS will cause the cancellation of 2,400,000 shares of "restricted" common stock held by affiliates of POPS (the "Cancellation"). Upon completion of the Cancellation, an aggregate of 3,400,000 common shares of POPS will be issued and outstanding. No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of POPS are validly issued, fully paid and non-assessable and they are not and as of the Closing Date there will not be outstanding any other warrants, options or other agreements on the part of POPS obligating POPS to issue any additional shares of common or preferred stock or any of its securities of any kind. POPS will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Common Stock of POPS is presently listed and trading on the Nasdaq Over-the-Counter Bulletin Board under the symbol "POPS."

        6.3 No Conflict as to POPS. Neither the execution and delivery of this Agreement nor the consummation of the sale of the POPS Shares to POPstar will (a) violate any provision of the certificate of incorporation or by-laws of POPS, or (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which POPS is a party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to POPS.

        6.4 Ownership of POPS Shares. The delivery of certificates to POPstar provided in Section
                    2.3 will result in the Shareholders' of
                    POPstar immediate acquisition of record and beneficial ownership of the POPS Shares, free and clear of all Encumbrances other than as required by Federal and State securities laws. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any Equity Securities or other securities of POPS.

        6.5         No Conflict as to POPS and Subsidiaries.
                    Neither the execution and delivery of this Agreement nor the consummation of the sale of the POPS Shares to POPstar will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of POPS or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of POPS or any of its Subsidiaries under, any material agreement or commitment to which POPS or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of POPS or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to POPS or any of its Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section 6.5, for such matters which are not likely to have a material adverse effect on the business or financial condition of POPS and its Subsidiaries, taken as a whole.
        6.6 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by POPS or POPstar or any of either of their Subsidiaries in connection with the execution, delivery and performance of this Agreement by POPS or the consummation of the sale of the POPS Shares to POPstar.

        6.7 Other Consents. No consent of any Person is required to be obtained by POPstar or POPS to the execution, delivery and performance of this Agreement or the consummation of the sale of the POPS Shares to POPstar, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of POPstar or POPS.

        6.8 Financial Statements. POPS has delivered to POPstar consolidated balance sheets of
                    POPS and its Subsidiaries as at December
                    31, 1997 and December 31, 1998, and
                    statements of income and changes in
                    financial position for each of the years in the two-year period then ended, together with the report thereon of POPS' independent accountant (the "POPS Financial Statements"). Such POPS Financial Statements and notes fairly present the consolidated financial condition and results of operations of POPS and its Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

        6.9 Title to Properties. Either POPS or one of its Subsidiaries owns all the material properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the POPS Financial Statements and all the material properties and assets purchased or otherwise acquired by POPS or any of its Subsidiaries since the date of the POPS Financial Statements. All properties and assets reflected in the POPS Financial Statements are free and clear of all material Encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the POPS Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and all of which are listed in the POPS Disclosure Letter, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the POPS Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists,
                    (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of POPS or any of its Subsidiaries and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of POPS and its Subsidiaries include all rights, properties and other assets necessary to permit POPS and its Subsidiaries to conduct POPS' business in all material respects in the same manner as it is conducted on the date of this Agreement.

        6.10 Buildings, Plants and Equipment. The buildings, plants, structures and material items of equipment and other personal property owned or leased by POPS or its Subsidiaries are, in all respects material to the business or financial condition of
                    POPS and its Subsidiaries, taken as a
                    whole, in good operating condition and
                    repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used.
                     POPS has not received notification that it
                    or any of its Subsidiaries is in violation
                    of any applicable building, zoning,
                    anti-pollution, health, safety or other
                    law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of POPS and its Subsidiaries, taken as a whole or which would require a payment by POPstar or POPS or any of their subsidiaries in excess of $2,000 in the aggregate, and which has not been cured.

        6.11 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by POPS or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor, which action is likely to have a material adverse effect on the business or financial condition of POPstar and its Subsidiaries, taken as a whole.

        6.12 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving POPS or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of POPstar, POPS and any of their Subsidiaries, taken as whole, or which would require a payment by POPS or its subsidiaries in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither POPS nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of POPstar, POPS or any of their Subsidiaries, taken as a whole, or which would require a payment by POPS or its subsidiaries in excess of $2,000 in the aggregate.

        6.13 Absence of Certain Changes. Since the date of the POPS Financial Statements, neither
                    POPS nor any of its Subsidiaries has:

                    a.         suffered the damage or
                               destruction of any of its
                               properties or assets (whether or
                               not covered by insurance) which
                               is materially adverse to the
                               business or financial condition
                               of  POPS and its Subsidiaries,
                               taken as a whole, or made any
                               disposition of any of its
                               material properties or assets
                               other than in the ordinary
                               course of business;

                    b.         made any change or amendment in
                               its certificate of incorporation
                               or by-laws, or other governing
                               instruments;

                    c.         issued or sold any Equity
                               Securities or other securities,
                               acquired, directly or
                               indirectly, by redemption or
                               otherwise, any such Equity
                               Securities, reclassified,
                               split-up or otherwise changed
                               any such Equity Security, or
                               granted or entered into any
                               options, warrants, calls or
                               commitments of any kind with
                               respect thereto;

                    d.         organized any new Subsidiary or
                               acquired any Equity Securities
                               of any Person or any equity or
                               ownership interest in any
                               business;
                    e.         borrowed any funds or incurred,
                               or assumed or become subject to,
                               whether directly or by way of
                               guarantee or otherwise, any
                               obligation or liability with
                               respect to any such indebtedness
                               for borrowed money;

                    f.         paid, discharged or satisfied
                               any material claim, liability or
                               obligation (absolute, accrued,
                               contingent or otherwise), other
                               than in the ordinary course of
                               business;

                    g.         prepaid any material obligation
                               having a maturity of more than
                               90 days from the date such
                               obligation was issued or
                               incurred;

                    h.         canceled any material debts or
                               waived any material claims or
                               rights, except in the ordinary
                               course of business;

                    i.         disposed of or permitted to
                               lapse any rights to the use of
                               any material patent or
                               registered trademark or
                               copyright or other intellectual
                               property owned or used by it;

                    j.         granted any general increase in
                               the compensation of officers or
                               employees (including any such
                               increase pursuant to any
                               employee benefit plan);

                    k.         purchased or entered into any
                               contract or commitment to
                               purchase any material quantity
                               of raw materials or supplies, or
                               sold or entered into any
                               contract or commitment to sell
                               any material quantity of
                               property or assets, except (i)
                               normal contracts or commitments
                               for the purchase of, and normal
                               purchases of, raw materials or
                               supplies, made in the ordinary
                               course business, (ii) normal
                               contracts or commitments for the
                               sale of, and normal sales of,
                               inventory in the ordinary course
                               of business, and (iii) other
                               contracts, commitments,
                               purchases or sales in the
                               ordinary course of business;

                    l.         made any capital expenditures or
                               additions to property, plant or
                               equipment or acquired any other
                               property or assets (other than
                               raw materials and supplies) at a
                               cost in excess of  $2,000 in the
                               aggregate;

                    m.         written off or been required to
                               write off any notes or accounts
                               receivable in an aggregate
                               amount in excess of  $2,000;

                    n.         written down or been required to
                               write down any inventory in an
                               aggregate amount in excess of  $
                               2,000;

                    o.         entered into any collective
                               bargaining or union contract or
                               agreement; or

                    p.         other than the ordinary course
                               of business, incurred any
                               liability required by generally
                               accepted accounting principles
                               to be reflected on a balance
                               sheet and material to the
                               business or financial condition
                               of  POPS and its subsidiaries
                               taken as a whole.

        6.14 No Material Adverse Change. Since the date of the POPS Financial Statements, there has not been any material adverse change in the business or financial condition of POPS and its Subsidiaries taken as a whole, other than changes resulting from economic conditions prevailing in the United States precious coins, collectibles and metals industry.

        6.15 Contracts and Commitments. Neither POPS nor any of its Subsidiaries is a party to any:

         a. Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of POPS or one of its Subsidiaries of more than $2,000 and not cancelable by POPS or the relevant Subsidiary (without liability to POPS or such Subsidiary) within 60 days;

         b. Lease of personal property involving annual rental payments in excess of $2,000 and not cancelable by POPS or the relevant Subsidiary (without liability to POPS or such Subsidiary) within 90 days;

         c. Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of POPS or any of its Subsidiaries;

         d. Commitment, contract or agreement that is currently expected by the management of POPS to result in any material loss upon completion or performance thereof;

         e. Contract, agreement or commitment that is material to the business of POPS and its Subsidiaries, taken as a whole, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

         f.         Employment agreement or other similar
                    agreement that contains any severance or termination pay, liabilities or obligations.

     All such contracts and agreements are in full force and effect. Neither POPS nor any of its Subsidiaries is in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which POPS or any of its Subsidiaries is a party or is or may be bound that relates to the business of POPS or any of its Subsidiaries or to which any of the assets or properties of POPS or any of its Subsidiaries is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of POPS and its Subsidiaries, taken as a whole.

        6.16 Labor Relations. Neither POPS nor any of its Subsidiaries is a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of POPS and its Subsidiaries, taken as a whole, (a) POPS and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against POPS or any of its Subsidiaries pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against POPS or any of its Subsidiaries, (d) no representation question exists respecting the employees of
                     POPS or any of its Subsidiaries, (e)
                    neither POPS nor any of its Subsidiaries has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of POPS or any of its Subsidiaries is currently being negotiated.

        6.17 Employee Benefit Plans. No material employee pension and welfare benefit plans covering employees of POPS and its Subsidiaries is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or
                    (2) a defined benefit plan as defined in
                    Section 3(35) of ERISA, any listed
                    individual account pension plan is duly
                    qualified as tax exempt under the
                    applicable sections of the Code, each
                    listed benefit plan and related funding
                    arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

        6.18 Compliance with Law. The operations of POPS and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of POPS and its Subsidiaries, taken as a whole, or which would not require a payment by POPS or its Subsidiaries in excess of $2,000 in the aggregate, or which have been cured. Neither POPS nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. POPS and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

        6.19        Tax Matters.

         a. POPS and each of its Subsidiaries (1) has filed all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only POPS and/or its Subsidiaries and not Seller or its other Affiliates (for the purposes of this Section 6.19, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and has paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and
                    (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

         b. All consolidated or combined Tax Returns (except those described in subparagraph (a) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of POPS or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions of POPS and Subsidiaries have been properly included and reflected thereon. POPS shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of POPS or any Subsidiary, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, POPS' consolidated federal income tax return for such taxable years. POPS will timely file a consolidated federal income tax return for the taxable year ended December 31, 1998 and such return shall include and reflect the income, activities, operations and transactions of POPS and Subsidiaries for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of POPS and Subsidiaries for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph
                    (b) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to POPS or any of its Subsidiaries and do not generally relate to matters affecting other members of POPS' consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. POPS has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

         c. Neither POPS nor any of its Subsidiaries has agreed, or is required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

         d. Neither POPS nor any of its Subsidiaries or any predecessor or Affiliate of the foregoing has, at any time, filed a consent under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.


         e. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to POPS or its Subsidiaries, or their assets or operations and no power of attorney granted by POPS or any of its Subsidiaries with respect to any Tax matter is currently in force.

         f. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to POPS, its Subsidiaries or their assets or operations.

         g. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

         h. No property of POPS is "tax-exempt use property " within the meaning of Section 168(h) of the Code nor property that POPS and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

         i. There have been delivered or made available to POPstar true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by POPstar as may be relevant to POPS, its Subsidiaries, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

         j. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of POPS or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

        6.20        Environmental Matters.

                    a.         At all times prior to the date
                               hereof, POPS and its
                               Subsidiaries have complied in
                               all material respects with
                               applicable environmental laws,
                               orders, regulations, rules and
                               ordinances relating to the
                               Properties (as hereinafter
                               defined), the violation of which
                               would have a material adverse
                               effect on the business or
                               financial condition of  POPS and
                               its Subsidiaries, taken as a
                               whole, or which would require a
                               payment by POPS or its
                               Subsidiaries in excess of
                               $2,000 in the aggregate, and
                               which have been duly adopted,
                               imposed or promulgated by any
                               legislative, executive,
                               administrative or judicial body
                               or officer of any Governmental
                               Body.

                    b.         The environmental licenses,
                               permits and authorizations that
                               are material to the operations
                               of POPS and its Subsidiaries,
                               taken as a whole, are in full
                               force and effect.

                    c.         Neither  POPS nor any of its
                               Subsidiaries has released or
                               caused to be released on or
                               about the properties currently
                               owned or leased by  POPS or any
                               of its Subsidiaries (the
                               "Properties") any (i)
                               pollutants, (ii) contaminants,
                               (iii) "Hazardous Substances," as
                               that term is defined in Section
                               101(14) of the Comprehensive
                               Environmental Response Act, as
                               amended or (iv) "Regulated
                               Substances," as that term in
                               defined in Section 9001 of the
                               Resource Conservation and
                               Recovery Act, 42 U.S.C. Section
                               6901, et seq., as amended, which
                               would be required to be
                               remediated by any governmental
                               agency with jurisdiction over
                               the Properties under the
                               authority of laws, regulations
                               and ordinances as in effect and
                               currently interpreted on the
                               date hereof, which remediation
                               would have a material adverse
                               effect on the business or
                               financial condition of POPS and
                               its Subsidiaries, taken as a whole.

        6.21 Brokers or Finders. POPS has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the POPS Shares to POPstar.

        6.22        Absence of Certain Commercial Practices.
                    Neither POPS nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of POPS or its Subsidiaries, which POPS or one of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither POPS nor any of its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

        6.23        Transactions with Directors and Officers.
                    POPS and its Subsidiaries do not engage in business with any Person in which any of POPS' directors or officers has a material equity interest. No director or officer of POPS owns any property, asset or right which is material to the business of POPS and its Subsidiaries, taken as a whole.

        6.24 Borrowing and Guarantees. POPS and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

        6.25 Purchase for Investment. POPS is purchasing the POPstar Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

     7.             ACCESS AND REPORTING; FILINGS WITH
                    GOVERNMENTAL AUTHORITIES; OTHER COVENANTS.

        7.1 Access Between the date of this Agreement and the Closing Date. Each of POPstar and POPS shall (a) give to the other and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of POPstar or POPS, as the case may be, and to its books and records, (b) permit the other to make inspections thereof, and

		    (c) cause
                    its officers and its advisors to furnish the other with such financial and operating data and other information with respect to the business and properties of such party and its Subsidiaries and to discuss with such and its authorized representatives its affairs and those of its Subsidiaries, all as the other may from time to time reasonably request.

        7.2 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, POPS shall not solicit or negotiate or enter into any agreement with any other Person with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, POPS, except for the exchange of the POPS Shares for the POPstar Shares from POPstar's shareholders.

        7.3 Publicity. Between the date of this Agreement and the Closing Date, POPS and POPstar shall discuss and coordinate with respect to any public filing or announcement or any internal or private announcement (including any general announcement to employees) concerning the contemplated transaction.

        7.4         Regulatory Matters. POPstar and POPS shall
                    (a) file with applicable regulatory
                    authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

        7.5 Confidentiality. Prior to the Closing Date (or at any time if the Closing does not occur) each of POPstar and POPS shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained pursuant to Section
                    7.1. Following the Closing, each of POPstar and POPS shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceeds relating to Taxes) any nonpublic information relating to the other. This
                    Section 7.6 shall not be violated by
                    disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, each of POPstar and POPS shall return to the other, or destroy, all information it shall have received from the other in connection with this Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts therefrom. Each of POPstar and POPS shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to
                    Section 7.1 to comply with the provisions of this Section 7.6.

        7.6 Reverse Split; Antidilution. POPstar and its officers and directors hereby agree that for a period of 12 months from the date hereof the merged company shall not engage in any reverse stock splits or other stock combinations or change any other attributes of any of the Company's stock. POPstar and its officers and directors hereby agree that except with respect to issuances of stock otherwise provided for herein, the Company shall not issue any new series of stock at a purchase price of less than $1.00 per share without the consent of a majority of the initial POPS shareholders.

        7.7 Rule 504 Sales. POPstar agrees not to make any sales of securities in accordance with Rule 504 promulgated under Regulation D of the Securities Act.

     8. CONDUCT OF  POPS' BUSINESS PRIOR TO THE CLOSING.

        8.1 Operation in Ordinary Course. Between the date of this Agreement and the Closing
                    Date, POPS shall conduct its businesses in all material respects in the ordinary course.

        8.2 Business Organization. Between the date of this Agreement and the Closing Date, POPS shall (a) preserve substantially intact the business organization of POPS; and (b) preserve in all material respects the present business relationships and good will of POPS and each of its Subsidiaries.

        8.3 Corporate Organization. Between the date of this Agreement and the Closing Date, POPS shall not cause or permit any amendment of its certificate of incorporation or by-laws (or other governing instrument) and shall not:

         a. issue, sell or otherwise dispose of any of its Equity Securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its Equity Securities;
         b. create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any Equity Securities;

         c. reclassify, split up or otherwise change any of its Equity Securities;

         d. be party to any merger, consolidation or other business combination;

         e. sell, lease, license or otherwise dispose of any of its properties or assets (including, but not limited to rights with respect to patents and registered trademarks and copyrights or other proprietary rights), in an amount which is material to the business or financial condition of POPS and its Subsidiaries, taken as a whole, except in the ordinary course of business; or

         f. organize any new Subsidiary or acquire any Equity Securities of any Person or any equity or ownership interest in any business.

        8.4         Other Restrictions. Between the date of
                    this Agreement and the Closing Date, POPS shall not:

                    a.         borrow any funds or otherwise
                               become subject to, whether
                               directly or by way of guarantee
                               or otherwise, any indebtedness
                               for borrowed money;

                    b.         create any material Encumbrance
                               on any of its material
                               properties or assets;

                    c.         except in the ordinary course of
                               business, increase in any manner
                               the compensation of any director
                               or officer or increase in any
                               manner the compensation of any
                               class of employees;

                    d.         create or materially modify any
                               material bonus, deferred
                               compensation, pension, profit
                               sharing, retirement, insurance,
                               stock purchase, stock option, or
                               other fringe benefit plan,
                               arrangement or practice or any
                               other employee benefit plan (as
                               defined in section 3(3) of ERISA);

                    e.         make any capital expenditure or
                               acquire any property or assets;

                    f.         enter into any agreement that
                               materially restricts POPS,
                               POPstar or any of their
                               Subsidiaries from carrying on
                               business;

                    g.         pay, discharge or satisfy any
                               material claim, liability or
                               obligation, absolute, accrued,
                               contingent or otherwise, other
                               than the payment, discharge or
                               satisfaction in the ordinary
                               course of business of
                               liabilities or obligations
                               reflected in the POPS Financial
                               Statements or incurred in the
                               ordinary course of business and
                               consistent with past practice
                               since the date of the POPS
                               Financial Statements; or

                    h.         cancel any material debts or
                               waive any material claims or
                               rights.

     9. DEFINITIONS.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.

        9.1         "Business Day"   Any day that is not a
                    Saturday or Sunday or a day on which banks
                    located in the City of New York are
                    authorized or required to be closed.
        9.2         "Code"   The Internal Revenue Code of
                    1986, as amended.
        9.3         "Disclosure Letter"   A letter dated the
                    date of this Agreement, executed by either
                    POPstar and POPS, addressed and delivered
                    to the other and containing information
                    required by this Agreement and exceptions
                    to the representations and warranties under
                    this Agreement.
        9.4         "Encumbrances"   Any security interest,
                    mortgage, lien, charge, adverse claim or
                    restriction of any kind, including, but not
                    limited to, any restriction on the use,
                    voting, transfer, receipt of income or
                    other exercise of any attributes of
                    ownership, other than a restriction on
                    transfer arising under Federal or state
                    securities laws.
        9.5         "Equity Securities"   See Rule 3a 11 1
                    under the Securities Exchange Act of  1934.

        9.6         "ERISA"   The Employee Retirement Income
                    Security Act of  1974, as amended.
        9.7         "Governmental Body"   Any domestic or
                    foreign national, state or municipal or
                    other local government or multi-national
                    body (including, but not limited to, the
                    European Economic Community), any
                    subdivision, agency, commission or
                    authority thereof.
        9.8         "Knowledge"   Actual knowledge, after
                    reasonable investigation.
        9.9         "Person"   Any individual, corporation,
                    partnership, joint venture, trust,
                    association, unincorporated organization,
                    other entity, or Governmental Body.
        9.10        "Subsidiary"   With respect to any Person,
                    any corporation of which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

     10. TERMINATION.

        10.1        Termination.  This Agreement may be
                    terminated before the Closing occurs only as follows:

         a. By written agreement of POPstar and POPS at any time.

         b. By POPS, by notice to POPstar at any time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

         c. By POPstar, by notice to POPS at any time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

         d. By POPstar to POPS, by notice to the other at any time after July 31, 1999.

        10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any party to another.

     11. NOTICES. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

        (a)         If to POPS:
         		c/o Chapman & Flanagan, Ltd.
         		2080 E. Flamingo Road, Suite 112
         		Las Vegas, NV 89119
         		Facsimile No.: (702) 650-5667
         		Attention: Sean Flanagan

      (b)           If to POPstar:
         	    POPstar Global Communications Inc.
         	    KPMG Centre
        	    Tropic Isle Building
        	    P.O. Box 3443, Road Town
        	    Tortola, British Virgin Islands
         	    Facsimile No.:  (604) 872-6601
         	    Attention:  Don Lau

         	    with a copy to:
         	    Law Offices of M. Richard Cutler
         	    610 Newport Center Drive, Suite 800
         	    Newport Beach, CA 92660
         	    Facsimile No.:  (949) 719-1988

     12. MISCELLANEOUS.

        12.2 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

        12.3 Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

        12.4 No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

        12.5 Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

        12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

        12.7 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of California, without regard to the conflicts of law principles thereof.

        12.8 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of POPstar shall be needed in connection with any merger or consolidation of POPS with or into another entity.

       IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

     ATTEST:           POPSTAR COMMUNICATIONS, INC.,
                       A NEVADA CORPORATION



                       By: /s/ David L. Christensen

     Secretary                 President



     ATTEST:           POPSTAR GLOBAL COMMUNICATIONS INC.,
                       A BRITISH VIRGIN ISLAND CORPORATION


                       By: /s/ Thompson Chu

     Secretary                 President

                                 EXHIBIT A

                           POPstar SHAREHOLDERS

     Name                             	  POPS Shares to be Issued

     Pang Lin CHOI, as trustee for
        Thompson Chu Family Trust         6,525,000
     Pang Lin CHOI, as trustee for
        John McDermott Family Trust       2,000,000
     Stargate Trust			  1,525,000
     Yuk Lit CHAN                            25,000
     Irvin FRANK                             25,000
     Sou Won LEUNG                           25,000
     Thomas In-sing LEUNG                    25,000
     Junsoo JANG                            100,000
     Chris & Christine Holding Ltd.         250,000
     MRC Legal Services Corporation          10,000
     Kemayan E.C. Hybrid Ltd.             1,750,000
     Sunfield Industries Limited            625,000